Cemtrex Prices $500,000 Registered Offering

Long Island City, NY July 1th 2019 – Cemtrex Inc. (Nasdaq: CETX, CETXP, CETXW), a world leading technology and manufacturing company, announced today the pricing of a registered direct offering of approximately $500,000 of common stock at a price of $2.23 per share to one institutional investor . The Company shall issue 224,215 shares in connection with the offering upon closing.

The net proceeds from the offering will be used for sales and marketing activities and general corporate purposes, including the repayment of indebtedness. Advisory Group Equity Services, Ltd. doing business as RHK Capital shall act as the Corporation’s placement agent in connection with the offering and will receive a commission of 5% of the offering amount.

The offering is expected to close on or about July 3, 2019, subject to customary closing conditions.

The securities described above are being offered by Cemtrex pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”) (File Number 333-218501) on June 14, 2017. A final prospectus supplement relating to the offering will be filed with the SEC and, once filed, will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cemtrex

Cemtrex, Inc. (CETX) is the manufacturer of the SmartDesk, the world’s most advanced workstation. Cemtrex is a diversified technology company that’s driving innovation in a wide range of sectors, including smart technology, virtual and augmented realities, advanced electronic systems, industrial solutions, and intelligent security systems.

www.cemtrex.com

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our new product offerings or any proposed fundraising activities. These forward-looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.

For further information, please contact:

Investor Relations

Cemtrex, Inc.

Phone: 631-756-9116

investors@cemtrex.com

General Inquiries

sales@cemtrex.com